                                                                 EXHIBIT 10.1


                               PENDA CORPORATION
            FIRST AMENDED AND RESTATED MANAGEMENT STOCK OPTION PLAN

         WHEREAS, the Company has adopted the Penda Corporation (fka Penda Industries, Inc.) Management Stock Option Plan, as modified pursuant to action taken by the Company's Board of Directors as of July 14, 1995 (the "Original Plan");

         WHEREAS, the Company did not achieve the Operating Profit and Return on Investment targets specified in Section 4(b) of the Original Plan for the Company's fiscal year ended December 31, 1995 and, accordingly, Options to purchase, in the aggregate, 10,526.31 Shares granted as of January 1, 1995 pursuant to Section 4(b) of the Original Plan have lapsed;

         WHEREAS, notwithstanding such non-achievement of the Operating Profit and Return on Investment targets specified in Section 4(b) of the Original Plan, in order to provide an additional incentive to certain key Employees the Board of Directors desires to amend the Original Plan, on the terms and subject to the conditions contained herein, to provide for the grant of Options to Purchase 3,726.18 Shares to certain Employees in respect of the Company's fiscal year beginning January 1, 1996; and

         WHEREAS, the Company's Board of Directors desires to provide for the grant of Options to certain employees of the Company not specifically named in the Original Plan;

         NOW, THEREFORE, the Original Plan be, and it hereby is, amended and restated in its entirety as follows:


         1. PURPOSES. The purposes of this First Amended and Restated Management Stock Option Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees of the Company or its Subsidiaries (as defined in Section 2 below) and to promote the success of the Company's business. Options granted hereunder shall be Nonqualified Stock Options (as defined in Section 2 below).

         2. DEFINITIONS. As used herein, the following definitions shall apply:

                 (a) "Book Value Per Share of Common Stock" shall be determined as follows: The book value of the Company (the "Book Value of the Company") shall be equal to the stockholders' equity of the Company (determined in accordance with United States generally accepted accounting principles consistently applied with respect to the Company and its Subsidiaries). The values utilized in the audited financial statements prepared by the Company's independent accountant or accounting firm for the Company and its Subsidiaries as of a specific valuation date shall control for the purposes of determining the Book Value of the Company. The Book Value of the Company shall be divided by the aggregate number of outstanding shares of Common Stock. The result thereof shall be the Book Value Per Share of Common Stock.

                 (b) "Cause" shall mean: (i) a willful breach by the Optionee of any of the material terms or provisions of any employment agreement with the Company or any of its Subsidiaries, (ii) the conviction of the Optionee of a felony, (iii) commission by the Optionee of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or dishonesty against the Company or any of its Subsidiaries, their respective properties or personnel, or (iv) conduct by the Optionee which the Board of Directors of the Company in good faith determines could reasonably be expected to have a material adverse effect on the business assets, properties, results of operations, financial condition, personnel or prospects of the Company and its Subsidiaries that is not cured within 10 days of written notice by the Company to the Optionee; provided that, with respect to any Optionee who has entered into a written employment agreement with the Company, the term "Cause" shall have the meaning as set forth in such Optionee's employment agreement in lieu of the definition of "Cause" set forth in this Section 2(b).

                 (c) "Change of Control" shall be deemed to have occurred if: (i) there occurs any transaction (which shall include a series of transactions occurring within 90 days or occurring pursuant to a plan), that has the result that the members of the Trivest Group or their affiliates cease to have the contractual or other power to elect a majority of the directors of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; or (ii) the consummation of the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

                 (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (e) "Common Stock" shall mean the Common Stock of the Company.

                 (f) "Company" shall mean Penda Corporation (fka Penda Industries, Inc.), a Florida corporation.

                 (g) "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company.

                 (h) "Nonqualified Stock Option" shall mean a stock option not intended to qualify as an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code.

                 (i) "Operating Profit" shall mean the Company's consolidated net income, as computed in accordance with generally accepted accounting principles ("GAAP") and set forth in the Company's regularly prepared financial statements, plus, in each case to the extent deducted in computing net income (without duplication) (i) income taxes deducted in determining net income, (ii) any interest on indebtedness (including, without limitation, any original issue discount), (iii) any management fees payable by the Company to Trivest II, Inc. or any of its affiliates, (iv) any amortization of financing costs, (v) any non-cash charge arising from variable accounting treatment of options to purchase Common Stock granted pursuant to this Plan or otherwise, and (vi) any depreciation or amortization to the extent attributable to the goodwill or "write-up" of assets resulting from the purchase accounting treatment of the transactions contemplated by that certain Asset Purchase Agreement, dated as of February 24, 1994 (the "Purchase Agreement"), between Penda Industries, Inc. and Penda Corporation.

                 (j) "Option" shall mean a stock option granted pursuant to the Plan.

                 (k) "Optioned Stock" shall mean the Common Stock subject to an Option.

                 (l) "Optionee" shall mean an Employee who receives an Option.

                 (m) "Parent" shall mean a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

                 (n) "Plan" shall mean this Amended and Restated Management Stock Option Plan.

                 (o) "Return on Investment" shall mean the percentage obtained by dividing (x) the Company's Operating Profit for a specified period, by (y) the average of the Company's Specified Assets on the first and last day of such period.

                 (p) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

                 (q) "Specified Assets", as of any date of determination, shall mean the sum of (x) the amount of Company's consolidated current assets, computed in accordance with GAAP, less (y) the amount of cash included in such current assets, plus (z) the book amount of the Company's fixed assets, net of depreciation, in each case prior to the "write up" of assets resulting from the purchase accounting treatment of the transactions contemplated by the Purchase Agreement.





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



                 (r) "Subsidiary" shall mean a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

                 (s) "Trivest Group" shall mean Trivest Institutional Fund, Ltd., a Florida limited partnership, Trivest Investors Fund, Ltd., a Florida limited partnership, and Blue Sky Partners, a Florida general partnership.

         3.      COMMON STOCK SUBJECT TO OPTION.  Subject to the provisions of
Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 52,632 Shares of authorized, but unissued, or reserved Common Stock.

         4.      ADMINISTRATION.

                 (a) Powers of the Board of Directors. The Plan shall be administered by the Company's Board of Directors, as more specifically described in this Section 4. Subject to the provisions of the Plan, the Board of Directors shall have the authority, in its reasonable discretion, to: (i) interpret the Plan; (ii) with the consent of the holder thereof, modify or amend each Option; (iii) defer (with the consent of the Optionee) or accelerate the exercise date of any Option; and (iv) make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Board of Directors shall be final and binding on all Optionees and any other holders of any Options granted under the Plan. In addition, following each significant corporate transaction (and in any event not less often than annually), the Company's Board of Directors shall in good faith review for reasonableness the Operating Profit and Return on Investment targets established pursuant to this Agreement and shall take such action, if any, as the Board in good faith determines is necessary or appropriate to adjust such targets in light of the circumstances existing at the time of such review.

                 (b) Grant of Options to Original Executive Group. Subject to the provisions of Section 6 hereof, Options to purchase 10,526.31 Shares of Common Stock shall be granted on the first day of each of the Company's fiscal years 1994, 1995, 1996, 1997 and 1998; provided, however, notwithstanding any provision of this Plan which may be to the contrary, no such Options shall vest (i.e., become exercisable in accordance with Section 9(a) hereof) unless the Company's actual Operating Earnings and Return on Investment are both equal to or greater than the target Operating Profit and Return on Investment for such fiscal year as set forth in the following table:

                                               TARGET OPERATING           TARGET RETURN
                                 YEAR               PROFIT                ON INVESTMENT
                                 1994           $18.500 million                75.0%
                                 1995           $22.100 million                75.0%
                                 1996           $24.225 million                65.0%
                                 1997           $26.500 million                65.0%
                                 1998           $28.925 million                65.0%

The following table sets forth, with respect to each participating officer of the Company as of March 18, 1994, the number of shares subject to the Options to be granted with respect to each such year pursuant to this Section 4(b):

                                                                      NUMBER OF SHARES
                                                                     SUBJECT TO ANNUAL
                                            NAME                          OPTIONS
                                 Daniel E. Braun                            3,820.58
                                 Bruce D. Knutson                           1,099.26
                                 Scot D. Harvey                             1,325.51
                                 Gary L. Witt                               1,206.99
                                 Phillip L. Emery                           1,036.81
                                 Mark A. Holmes                             1,216.11
                                 Earle W. Wirth                               821.05
                                                                            --------
                                    Total                                  10,526.31
                                                                           =========





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

                 (c) Grant of Options to Additional Employees. Subject to the provisions of Section 6 hereof, Options to purchase 1,000.00 Shares of Common Stock shall be granted to the Additional Employees (as hereinafter defined) on the first day of each of the Company's fiscal years 1996, 1997 and 1998; provided, however, notwithstanding any provision of this Plan which may be to the contrary, no such Options shall vest (i.e., become exercisable in accordance with Section 9(a) hereof) unless the Company's actual Operating Earnings and Return on Investment are both equal to or greater than the target Operating Profit and Return on Investment for such fiscal year as set forth in the following table:

                                               TARGET OPERATING           TARGET RETURN
                                 YEAR               PROFIT                ON INVESTMENT
                                 1996           $24.225 million                65.0%
                                 1997           $26.500 million                65.0%
                                 1998           $28.925 million                65.0%

The following table sets forth the name of each person entitled to a grant of Options pursuant to this Section 4(c) (an "Additional Employee"), together with the number of shares subject to the Options to be granted with respect to each such year pursuant to this Section 4(c):

                                                                      NUMBER OF SHARES
                                                                     SUBJECT TO ANNUAL
                                            NAME                          OPTIONS
                                 Mark E. Blume                                500.00
                                 Gerard T. Mydlowski                          500.00
                                                                            --------
                                    Total                                   1,000.00
                                                                           =========


                 (d) Evidence of Grant. Any Options granted under the provisions of this Sections 4(b) and 4(c) shall be evidenced by the delivery of a written Option agreement within 90 days of the beginning of each such fiscal year. The date of grant of an Option shall be the first day of the year to which the Option relates, with the vesting and exercisability of such Option to be subject in all respects to the Company achieving the specified Operating Profit and Return on Investment targets and the further limitations set forth in Section 9(a) hereof.

                 (e) Effect of Failure to Achieve Targets. In the event that the Company does not achieve the specified Operating Profit and Return on Investment targets with respect to any Options granted pursuant to Sections 4(b) and 4(c), such Options shall lapse, effective as of the last day of the fiscal year with respect to which the Options were granted. In such case, new Options may thereafter be granted covering the Shares subject to such Options to such Employees and on such terms as the Board of Directors of the Company shall determine in its absolute discretion. Notwithstanding the provisions of
Section 4(b) hereof, the number of shares subject to the Options to be granted to the persons listed below in respect of the Company's fiscal year beginning January 1, 1996 shall be increased by the number of Shares set forth opposite their names (provided, however, that such additional shares shall not be taken into account for purposes of clause (x) of Section 4(f) hereof):

                                                                         NUMBER OF
                                                                     ADDITIONAL SHARES
                                                                      SUBJECT TO 1996
                                            NAME                          OPTIONS
                                 Daniel E. Braun                            1,910.29
                                 Bruce D. Knutson                             549.63
                                 Scot D. Harvey                               662.76
                                 Gary L. Witt                                 603.50
                                                                            --------
                                    Total                                   3,726.18
                                                                            ========


                 (f) Change of Control. Immediately prior to any Change of Control, the Company shall grant all Options that would otherwise have been granted pursuant to Sections 4(b) and 4(c) hereof subsequent to the date of such Change of Control; provided, however, that (i) the per share exercise price for Shares subject to such Options shall be equal to the Book Value per Share of Common Stock as of the first day of the fiscal year in which the Change of Control occurs, and (ii) the number of Shares otherwise subject to such Options shall be multiplied by a fraction, (x) the numerator of which is the total number of Shares subject to Options which have theretofore been both granted and vested by reason of the Company achieving the specified Operating Profit and Return on Investment targets, and (y) the denominator of which is the total number of Shares subject to Options which have theretofore been granted, whether or not such Options become vested.

                 (g) Reallocation of Prospective Options for Terminated Optionees. In the event that (i) any of the Options contemplated to be granted pursuant to Section 4(b) or Section 4(c) hereof are not granted by reason of the termination of employment of an Optionee for any reason, including death (each an "Ungranted Option"), and (ii) such Ungranted Options are not awarded within one year to a new or existing employee of the Company who is named to the officer position previously held by such terminated Optionee (the "Replacement Officer"), if any, then the Company shall grant to the remaining participants in the Plan, in proportion to the initial grants set forth in Sections 4(b) and 4(c) hereof, substitute options for the aggregate number of shares subject to the Ungranted Options (less the number of shares subject to Options granted to the Replacement Officer).

         5. ELIGIBILITY. Notwithstanding any provision to the contrary set forth herein, Options may be granted only to Employees.

         6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board of Directors. Options may be granted under the Plan until April 1, 1999. On such date, the Plan shall expire except with respect to all Options which are then outstanding, which Options shall remain in effect until they have expired or been exercised, or been terminated pursuant to
Section 9 of the Plan. Upon a Change of Control, the Plan shall expire, except with respect to all Options which are then outstanding, which Options shall remain in effect until they have expired or been exercised, or been terminated pursuant to Section 9 of the Plan.

         7. TERM OF OPTION. Subject to Section 9 of the Plan, the term of each Option shall be ten years from the date of grant thereof; provided, however, that the term of each Option shall automatically be extended to 15 years if, prior to the tenth anniversary of its grant, there has not occurred either (i) a Change of Control, or (ii) an underwritten public offering of Common Stock whose registration has become effective under the Securities Act of 1933, as amended.

         8.      EXERCISE PRICE AND CONSIDERATION.  Except as set forth in
Section 4(f), the per share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be equal to the Book Value Per Share of Common Stock on the date of grant of the Option. The type of consideration payable shall be determined by the Board of Directors and may consist entirely of cash, check, already owned shares of Common Stock (which, for purposes of this Section 8, shall be deemed to have a per share value equal to the Book Value Per Share of Common Stock at the beginning of the fiscal quarter on the date of exercise), or by any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under Florida law.

         9.      EXERCISE OF OPTIONS.

                 (a) Vesting Schedule. Subject to satisfying the financial targets established as a condition to vesting pursuant to Sections 4(b) and 4(c) hereof, and subject to the other terms and conditions hereof, each Option shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such Option on the one-year anniversary of the date the Option is granted and on each of the three successive one-year anniversaries thereafter. Subject to the terms hereof, and notwithstanding the immediately preceding sentence, each Option held by an Optionee shall become immediately and fully exercisable immediately prior to a Change of Control or, if earlier, the termination of such Optionee's employment with the Company for any reason other than Cause or his voluntary termination of employment.

                 (b) Termination of Status as an Employee. Notwithstanding the terms of Sections 7 and 9(a) hereof, if an Optionee's employment with the Company is terminated by the Company for any reason other than termination by the Company for Cause or death, then the unexercised portion of any Option granted to the Optionee shall terminate (i) on the date of termination if the Company gives the Optionee 30 days' prior written notice of such termination or (ii) 30 days after such termination if such Optionee is not given such prior written notice. Notwithstanding the terms of Sections 7 and 9(a) hereof, if the Company terminates an Optionee's employment with the

Company for Cause, then the unexercised portion of any Option granted to him shall terminate upon such termination for Cause. Notwithstanding the terms of Sections 7 and 9(a) hereof, in the event of the death of an Optionee, the unexercised portion of any vested Option may be exercised at any time within 60 days following the date of death by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, and after such 60-day period the unexercised portion of such Option shall terminate. Notwithstanding the terms of Sections 7 and 9(a) hereof, if an Optionee's employment is terminated voluntarily by the Optionee for any reason, then the unexercised portion of any Option granted to him shall terminate upon such termination.

                 (c) Change of Control. Notwithstanding the terms of Sections 7 and 9(a) hereof, if the Company gives the Optionee 30 days' prior written notice of a Change of Control, then the unexercised portion of any Option granted to him shall terminate upon such Change of Control.

                 (d) Conditions to Exercise. Subject to the terms hereof, an Option shall be deemed to be exercised when written notice of exercise is received by the Company in accordance with the terms of the Option, along with payment in full of the per share exercise price. Although the Company intends to use its best efforts to ensure that the Shares purchasable upon the exercise of an Option, when it first becomes exercisable, will be registered under, or exempt from the registration requirements of all applicable state and federal securities laws, if the exercise of an Option would result in the violation by the Company of any provision of such securities laws, the Company may require that such exercise be deferred until the Company has taken appropriate action to avoid such violation. If only the Company can cure such violation, then the exercise period for the affected Option shall be tolled until the violation is cured by the Company. As a condition to the exercise of an Option, the Company may require the person exercising such Option to (i) represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law and (ii) enter into such shareholders' agreements as the Trivest Group may reasonably request, consistent with the other shareholders' agreements to which the Trivest Group is then a party. As a further condition to the exercise of any Option, the Company may require the Optionee to deliver to the Company the entire amount of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Company shall determine.

         10. TRANSFERABILITY OF OPTIONS. No Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No Option may be exercised, during the lifetime of the Optionee, by any person other than the Optionee.

         11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The number of Shares which may be optioned under the Plan, the number of Shares of Common Stock covered by each outstanding Option, and the number of Shares of Common Stock which have been authorized for grant under the Plan but as to which no Options have yet been granted, as well as the exercise price per share of Common Stock covered by each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any Convertible Securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board of Directors of the Company, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option.

         12. STOCK OPTION AGREEMENT. Options shall be evidenced by written stock option agreements in such form as the Board of Directors of the Company shall approve. Subject to the terms hereof, each stock option agreement authorized under the Plan shall contain such other provisions as the Board of Directors of the Company shall deem advisable.

         13. LIABILITY. No member of the Board of Directors or any officer or director of the Company or its Subsidiaries shall be personally liable for any act or omission made in good faith in connection with the Plan.

         14. OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the

Company and its Subsidiaries from establishing any other forms of incentive or other compensation for employees and directors of the Company or any Subsidiary.

         15. MISCELLANEOUS PROVISIONS. The Plan shall not confer upon any Optionee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment at any time. An Optionee shall have no rights as a shareholder with respect to any Shares covered by his Option until the date of the exercise of such Option as to such Shares. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine. Headings of Sections hereof are inserted for convenience and they constitute no part of the Plan. The Plan shall be governed and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws provisions thereof.





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